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                                                                    EXHIBIT 99.1



Press Release
Juniper Networks, Inc. Announces Three-For-One Stock Split

Mountain View, CA - November 16, 1999 -- Juniper Networks,(R) Inc. (NASDAQ:
JNPR) today announced that its Board of Directors has approved a three-for-one stock split of the Company's outstanding shares of common stock. The stock split will entitle each stockholder of record at the close of business on December 31, 1999 to receive two additional shares for every outstanding share of common stock held on the record date. The additional shares resulting from the stock split are expected to be distributed by the transfer agent on January 14, 2000. Juniper Networks, Inc. expects that its Common Stock will begin trading on a split-adjusted basis on January 17, 2000.

ABOUT JUNIPER NETWORKS
Juniper Networks Inc., is a leading provider of next-generation Internet infrastructure systems that are designed to meet the scalability, performance, density, and compatibility requirements of rapidly evolving, optically-enabled IP networks. The company's purpose-built M40(TM) Internet backbone router uses JUNOS(TM) software, ASICs, and wire-rate performance to provide new Internet infrastructure solutions for service providers. The M40 router is used by some of the world's leading service providers.

Juniper Networks service, manufacturing teams, and Internet engineers support the M40 router. The company is headquartered in Mountain View, California, with international offices in London, UK, Tokyo, Japan and Amsterdam, The Netherlands. For more information on Juniper Networks, please contact the company at 650-526-8000 or visit the Web site at http://www.juniper.net.

Juniper Networks is a registered trademark of Juniper Networks, Inc. JUNOS and M40 are trademarks of Juniper Networks, Inc. All other trademarks, service marks, registered trademarks, or registered service marks may be the property of their respective owners.

Actual results could differ materially from those anticipated in forward-looking statements in this release as a result of certain factors, including those set forth in the risk factors described in the Company's SEC filings, including its recent S-1 Registration Statement.

Contacts:
Editor/Analyst Contact Only:                    Investor Relations Contact Only:
David J. Abramson                               Randi Feigin
Juniper Networks, Inc.                          Juniper Networks, Inc.
Tel: 650-318-3326                               Tel: 650-318-3371
David@Juniper.net                               Randi@juniper.net